Sub-Item 77Q2

Nuveen Quality Preferred Income Fund
333-87040
811-21082

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that Form 4 listed below were filed late.

There are no greater than ten-percent
shareholders of the Fund.

TRUSTEE:

Thomas E. Leafstrand

Filed Late Form 4 on January 22, 2003

ADVISER:

Nuveen Institutional Advisory Corp.

Filed Late Form 3 on January 29, 2003